Exhibit 10.2

Diplomat Pharmacy, Inc.
Annual Performance Bonus Plan

(Effective January 1, 2015)

1.             Purpose

The purpose of this Diplomat Pharmacy, Inc. Annual Performance Bonus Plan (the “Plan”) is to attract, motivate, reward and retain eligible employees by making a portion of their cash compensation (the “Annual Incentive Payments”) dependent on (i) the performance of Diplomat Pharmacy, Inc. (the “Company”), and (ii) individual performance.

2.             Participants

The individuals to whom Annual Incentive Payments may be made hereunder shall be the executive officers of the Company, as determined by the Company’s Board of Directors (the “Executive Officer Participants”), and such other key employees of the Company as the Chief Executive Officer shall determine in his or her sole discretion (the “Other Participants” and, together with the Executive Officer Participants, the “Participants”).

3.             The Committee

(a)           The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer and interpret the Plan for the Executive Officer Participants.  The Chief Executive Officer shall administer and interpret the Plan for the Other Participants.  The Committee and the Chief Executive Officer, in the exercise of the foregoing powers, shall be referred to as the “Administrator.”

(b)           Subject to the express provisions and limitations of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)                                     To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Administrator to be inconsistent with the purposes of the Plan;

(ii)                                  To designate Participants and to determine the Annual Incentive Payments, if any, to be made to such Participants;

(iii)                               To prescribe and amend the terms of any agreements or other documents under the Plan;

(iv)                              To determine whether, and the extent to which, adjustments are required pursuant to Section 5;

(v)                                 To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any Annual Incentive Payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi)                              To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)           All decisions, determinations and interpretations by the Administrator regarding the Plan and Annual Incentive Payments shall be final and binding on all Participants. The Administrator shall consider such factors, as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4.             Target Bonus and Earned Bonus

(a)           Each Participant will have a target incentive opportunity, stated as a percentage of annual base salary.

(b)           A Participant’s annual base salary for the performance period in effect as of April 30 of the applicable performance period, as reflected in the Company’s payroll records, will be used to calculate the earned bonus; provided, however, (i) for terminations under Section 6(a)(i) or (iii) hereof prior to April 30 of the performance period, the annual base salary in effect as of the date of termination and (ii) for a new hire under Section 7(a) hereof that is hired after April 30, the annual base salary in effect on the date of hire. The annual base salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under the Plan or any other bonus, incentive or special pay awards.

(c)           No Participant shall earn an Annual Incentive Payment for a performance period in excess of $10,000,000.

(d)           No Annual Incentive Payment shall be paid to a Participant unless he or she is an employee of the Company as of the payment date of the Annual Incentive Payment, except as permitted by Section 6 hereof.

(e)           Financial results for Company performance measures must be finalized as appropriate by the Chief Financial Officer using financial results certified by an independent registered public accounting firm before bonuses can be calculated and paid.  Further, no payments will be made unless and until he Administrator certifies in writing or resolves to approve payments generally in accordance with the Plan.  Annual Incentive Payments shall be made in cash.

(f)            Notwithstanding any other provision of this Plan, the bonus for a fiscal year (including a pro rata portion of a bonus for a fiscal year under Section 6 hereof) will be paid sometime during (but no later than the last day of) the next following fiscal year;  provided, however, that (i) the date during such next following fiscal year on which a bonus is paid to any “specified employee” under the circumstances described in Section 6(e) hereof may not be earlier than the earliest payment date permitted under Section 6(e) hereof, (ii) in the case of a Change in Control and termination of a Participant’s employment within six months thereafter, the bonus for the fiscal year in which the employment termination occurs shall be paid at the time specified in Section 6(d) hereof, and (iii) a bonus may be paid after the last day of the fiscal year next following the fiscal year to which the bonus relates if and to the extent such deferral of payment of the bonus would not result in the employee incurring additional tax liability on the bonus under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Code Section 409A”).

5.             Performance Measures

(a)           The performance period shall be the Company’s fiscal year.

(b)           A Participant’s Annual Incentive Payment shall be based upon the achievement of the Company’s revenue and Adjusted EBITDA, and the Participant’s individual objectives. The Company performance measures for Other Participants may be based on the achievement of a portion of the Company’s revenue and Adjusted EBITDA relating to that portion of the Company’s business the performance of which a Participant can reasonably influence (such as a segment, business unit, division, product line or similar group).

(c)           The performance goals may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, or compared to previous years’ results or to a designated comparison group, in each case as specified and weighted by the Administrator.

(d)           If an unusual or extra-ordinary event significantly impacts the performance goals, the Administrator has the discretion to adjust the goals as appropriate.

(e)           Notwithstanding the attainment of financial results, all earned bonuses under the Plan are subject to reduction or elimination by the Administrator prior to payment.  For example, a reduction in any and all earned bonuses may be made if earnings are achieved in ways that are considered not in the best interests of the Company’s shareholders or not authorized by the Board of Directors or management.

(f)            The Administrator reserves the right to apply subjective, discretionary criteria to determine the individual performance objectives and performance thereof.

6.             Termination of Employment; Change in Control.

(a)           Death or Disability During the Plan Period.

(i)                                     If a Participant’s employment is terminated due to death, the bonus will be earned and paid (to the estate of the Participant) on a pro rata basis.  The pro rata period will be from the beginning of the Plan period until the date of death.

(ii)                                  A Participant’s disability of 30 calendar days or less will not have an impact on the Participant’s eligibility to earn a full bonus under the Plan.

(iii)                               If a Participant’s disability lasts more than 30 calendar days, then a bonus may be earned only for fiscal quarters in which the Participant works more than 60 calendar days and will be earned on a pro rata basis for days worked in the applicable fiscal quarters.

(b)           Voluntary Termination.  If a Participant’s employment is terminated due to a voluntary termination, including retirement, no bonus will be earned by or paid to the Participant.

(c)           Involuntary Termination.  If a Participant’s employment is terminated due to an involuntary termination, including but not limited to due to unsatisfactory performance or cause (but excluding any other event otherwise described in this Section 6), no bonus will be earned by or paid to the

Participant.  For purposes of the Plan, “cause” for termination means any violation of laws or regulations or material violation of Company policies and procedures.

(d)           Change in Control. If there is a Change in Control (as defined under the Company’s 2014 Omnibus Incentive Plan, as amended, or any successor equity incentive plan) and the Participant is terminated by the Company (or any successor thereof, by merger, acquisition or otherwise) for any reason within six months of such Change in Control, a Participant shall earn the target award percentage for the fiscal year in which the employment termination occurs multiplied by the greater of his or her actual base salary in effect on the date of (i) the employment termination and (ii) the Change in Control.  Such payments shall be paid in cash to the Participant as soon as administratively possible, but not later than 30 days following such termination.

(e)           Section 409A.  Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon “separation from service” of a “specified employee” (as such terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended), then such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

(f)            Timing of Payments.  Except as set forth in Section (6)(d) hereof, earned bonuses under this Section 6 will be paid to Participants approximately at the same time as bonuses are made to other Participants who work for the Company through the end of the fiscal year.

(g)           Other Participants.  Notwithstanding anything in Sections 6(a) — (d) hereof, the Administrator may establish separate rules and guidelines for Other Participants in its sole discretion regarding the Annual Incentive Payment payable, if any, in the case of the retirement, termination, death or disability, or in the case of a Change in Control of the Company, prior to the end of a performance period, and the persons to whom such payments shall be made.

7.             Pro Rata Bonuses.

(a)           New Hires.  A new employee who becomes a Participant in connection with such hire will earn a pro rata bonus from the date of hire.

(b)           Transfer; Promotion; Demotion.

(i)                                     For an existing employee who is transferred to a new position which results in such employee becoming a Participant, the pro rata period will begin from the date of transfer.

(ii)                                  For an existing employee who was a Participant prior to a promotion and who continues to be a Participant thereafter, and the target incentive opportunity, stated as a percentage of annual base salary is increased, the earned bonus will be based on two pro rata periods: (i) from the beginning of the Plan period through the date immediately preceding such promotion, and (ii) from the date of such promotion until the end of the Plan period, in each case based on the base salary, bonus targets and performance goals in effect as of the end of the applicable period.

(iii)                               For an existing employee who was a Participant and who is demoted such that the employee is no longer a Participant thereafter, the pro rata period will end on the date immediately preceding such demotion based on the bonus target and performance goal in effect as of the end of the applicable period.

(c)           Achievement of Full Year Performance Measure.  A pro rata bonus will be earned only if the applicable performance goals also are satisfied for the full fiscal year (or other applicable measurement period).  Therefore, no pro rata bonuses with respect to a Company performance measure will be earned if a Participant for the full fiscal year does not earn a bonus with respect to such Company performance measure.

(d)           Timing of Pro Rata Payments.  Earned pro rata bonuses under this Section 7 will be paid to Participants approximately at the same time as bonuses are made to other Participants who work for the Company through the end of the fiscal year.

(e)           Other Participants.  Notwithstanding anything in Sections 7(a) or (b) hereof, the Administrator may establish separate rules and guidelines for employees that become Other Participants after the beginning of the Company’s fiscal year or are transferred, promoted or demoted.

8.             Bonus Clawback.

If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, the Company is authorized under this Plan to seek reimbursement of excess incentive cash compensation paid under the Plan to Participants for the relevant performance periods; provided, this Section 8 only shall apply to any bonuses earned for the three completed fiscal years prior to the date the Company determines such restatement is required. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Annual Incentive Payment paid to the Participant and (ii) the Annual Incentive Payment that would have been made to the Participant had the performance been calculated based on the Company’s financial statements as restated. The Company will not be required to award Participants an additional Annual Incentive Payment should the restated financial statements result in a higher Annual Incentive Payment.

9.             General

(a)           Amendment and Termination. The Company reserves the right to amend or terminate this Plan at any time by action of the Board of Directors or the Committee with respect to future services of Participants.

(b)           Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Participant such Taxes as may be required by law, or if permitted by law, to otherwise require the Participant to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Tax obligations.

(c)           No Assignment. Unless the Committee expressly provides otherwise in writing, no Participant nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any Annual Incentive Payment.

(d)           Non-Exclusivity. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

(e)           Employment at Will. Neither the Plan, the selection of a person as a Participant, the payment of any Annual Incentive Payment to any Participant, nor any action by the Company or the Administrator shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(f)            No Vested Interest or Right.  Except as permitted by Section 6 hereof, at no time before the actual payment of an Annual Incentive Payment to any Participant or other person shall any Participant or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Participants identically under the Plan.

(g)           Beneficiary Designation.  Each Participant may name, from time to time, any beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime.

(h)           Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(i)            Governing Law.  The Plan and any agreements and documents hereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction) and applicable federal law.

(j)            Code Section 409A. It is intended that this bonus plan comply with Code Section 409A, and the plan shall be interpreted and administered consistent with that intent; provided, however, that under no circumstances whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon a participant, or any other damage suffered by a participant, on account of the bonus plan not being in compliance with Code Section 409A.